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AGREEMENT BETWEEN THE CITY OF TEMPE AND NEOREACH, INC. FOR THE USE OF CITY PROPERTY IN CONNECTION WITH THE OPERATION OF A WIFI NETWORK

This agreement is between the City of Tempe (hereinafter called "City"), a municipal corporation, and NeoReach, Inc., a Delaware corporation and wholly owned subsidiary of Mobilepro Corp. a Delaware corporation doing business in the State of Arizona (hereinafter called "NeoReach").

WHEREAS, NeoReach intends to operate a broadband grid to provide Internet access ("WiFi Services"), also known as a "wireless network" or "WiFi network," in the City of Tempe; and

WHEREAS, NeoReach desires to use City-owned property, public rights-of-way and public utility easements in connection with the operation, maintenance, placement and installation of its WiFi network in, on, upon, along, over and across City-owned property, public rights-of-way and public utility easements within the City; and

WHEREAS, NeoReach further desires a license and a lease permitting NeoReach to attach or have attached various pieces of equipment as described in Exhibit B used in the operation of its WiFi network (hereinafter referred to as the "Equipment") in the right-of-way and on certain City-owned property as detailed in Exhibit B; and

WHEREAS, NeoReach has agreed to comply with public right-of-way use requirements that the City may establish from time to time; and

WHEREAS, NeoReach has agreed to provide and maintain accurate maps showing the location of all its Equipment located in the City from time to time, and to comply with such other mapping requirements as the City may establish from time to time; and

WHEREAS, by such authority as may be conferred by state and federal law, the Tempe City Charter, and Tempe City Code; and

WHEREAS, the City Council has awarded the bid on April 21, 2005 to the above vendor and authorized the Mayor to execute this Agreement on the terms set forth herein.

NOW, THEREFORE, the City hereby enters into an agreement with NeoReach as follows:

DEFINITIONS AND EXHIBITS

(A) DEFINITIONS

For the purposes of this Agreement and all Exhibits attached hereto, the following terms, phrases, words and their derivations shall have the meanings given herein. Words not defined shall be given their common and ordinary meaning. The word "shall" is always mandatory and not merely directory.

The headings and titles of the several sections of this License Agreement are intended for reference or to indicate the contents of the sections, and shall not be taken as part of the substantive agreement or the sections to which they refer.

"Affiliated Entity" or "Affiliate," when used in connection with NeoReach means any corporation or person who owns or controls, is owned or controlled by, or is under common ownership or control with, NeoReach and its successor corporations.

"Agreement" means the document in which this definition appears, i.e., the license and/or contractual agreement, executed between City and NeoReach, containing the specific provisions of the authorization granted, including references, specifications, requirements and other related matters.

"City-owned Property" means any property owned by the City of Tempe.

"Commercial Subscribers" means any Subscribers other than Residential Subscribers, but does not include public educational or governmental access.

"Equipment" means any tangible component of the WiFi network.

"FCC" means the Federal Communications Commission.

"Municipal Facilities" means City-owned street light poles and/or lighting fixtures, whether or not located within or outside of the public right-of-way.

"Person" means any individual, sole proprietorship, partnership, association, or corporation, or any other form of organization.

"Residential Services" means WiFi Services provided by NeoReach to single or multiple residential dwelling units and services provided to commercial, institutional or governmental users.

"Residential Subscriber" means any Subscriber receiving Residential Services.

"Section" means any section, subsection or provision of this Agreement, and references to the Section(s) shall include each and every subsection(s), and vice versa.

"Subscriber" means any person who or which elects to subscribe to, for any purpose, WiFi Services provided by NeoReach by means of or in connection with the WiFi network.

"Users" means any person who utilizes the WiFi Services provided by NeoReach. "Users" includes both Subscribers and those persons who have free access as provided under Section 4.1 of this Agreement.

"WiFi Network System" means a broadband grid to provide WiFi Services.

(B) EXHIBITS

In addition to all applicable laws, regulations, rules, resolutions and ordinances, including the City's Charter, the following numbered documents, which are occasionally referred to in this Agreement or each other, are formally incorporated and made a part of this License Agreement by this reference:

1) Exhibit A: Customer and Continuity of Service Standards
   a. Exhibit A - A document containing the most current customer service standards, with which NeoReach is required to comply in accordance with Section 1.6 of the Agreement.

2) Exhibit B: WiFi Network Installation Areas
   a. A document containing the identification of the Equipment and the location of City-owned property and the terms for installation, placement, operation and maintenance of a broadband grid to provide Internet access also known as a WiFi Network System by NeoReach. Further, it is agreed that this Exhibit B may be amended from time to time during the Term by mutual agreement of the parties.

(3) Exhibit C: WiFi Network Installation Schedule

a. A document containing the projected schedule for the current installation of the NeoReach's WiFi Network System.

(3) Exhibit D: WAZMetro User Agreement Policy

(4) Exhibit E: Fee Schedule

In the event of conflict or ambiguity between this License Agreement and the above-referenced documents (the "Exhibits"), and any other agreement between City and NeoReach, this License Agreement, together with the Exhibits, shall govern and prevail.

SECTION 1. License Granted and Lease Terms.

1.1 Scope. There is granted to the NeoReach a nonexclusive license to the City's right-of-way and City-owned property as identified in Exhibit B (collectively referred to herein as "Municipal Facilities") in connection with NeoReach's WiFi Network System. Such license shall include the right of NeoReach to do, or to have done through its agents, contractors, or vendors, the following: attach, install, operate, maintain, upgrade, remove, reattach, reinstall, relocate and replace such Equipment as may be required on Municipal Facilities to provide the WiFi Network System. This grant is subject to the applicable provisions of this Agreement, the City Charter, City Code and any future amendments, together with all applicable laws and reasonable regulations of any regulatory agency having competent jurisdiction.

1.2 Use of City Property and Rights-of-Way. The City allows NeoReach or its agents, contractors, or vendors, to attach, install, operate, maintain, upgrade, remove, reattach, reinstall, relocate and replace its equipment on designated Municipal Facilities, within the public rights-of-way, and within public utility easements, for the purpose of NeoReach providing WiFi Services to persons located within or without the City limits. The use of City facilities for wired backhaul and/or tower attachments not within the City right-of-way will require a separate lease agreement.

1.3 Master Plan. No Equipment shall be attached to any Municipal Facilities until NeoReach has submitted a wireless communications master plan for City review and approval, setting forth the location of such Equipment in the City. Additionally, NeoReach shall comply with all provisions of the Tempe City Code and zoning ordinance pertaining to the location of wireless communications facilities.

1.4 Power Source. Subject to the provisions of Section 4.3, NeoReach shall have the right to draw electricity for the operation of the Equipment from the power source associated with the Municipal Facilities, provided that such electrical connections shall not interfere with the operation of the Municipal Facilities.

1.5 Operation on Non-City Owned Utilities. Subject to obtaining permission of the owner(s) of the affected property, the City hereby authorizes and permits NeoReach to enter upon public rights-of-way and public utility easements and to attach, install, operate, maintain, upgrade, remove, reattach, reinstall, relocate, and replace Equipment in or on poles or other structures owned by public utility companies or other property owners located within the public rights-of-way and public utility easements as may be permitted by the public utility company or property owner, as the case may be. By executing this Agreement, the City does not waive any rights that it may have against any public utility or property owners to require that they obtain prior approval from the City of the permission granted to NeoReach to attach, install, operate and maintain its equipment on poles owned by others within the public rights of way.

1.6 Warranty and Continuity of Service

(A) NeoReach warrants that it will provide the wireless network in accordance with the provisions of Mobilepro's February 24, 2005 response to the City's Request for Proposal of Wireless Internet Infrastructure (Wi-Fi) #05-084.

(B) It shall be the right of all Users to continue to receive service from NeoReach provided their financial and other obligations to NeoReach are honored, and they are not in violation of NeoReach's acceptable use policy. NeoReach shall use commercially reasonable efforts to ensure that all Users receive continuous, uninterrupted service.

(C) In the event of a change in ownership of the WiFi Network System, or in the event a new operator acquires the WiFi Network System or use of it in accordance with this Agreement, NeoReach shall cooperate with the City and such new owner or operator in maintaining continuity of service to all Users during the transition to such new owner or operator.

SECTION 2. Conditions.

2.1. Equipment Locations. NeoReach or its designee shall submit plans and specifications for City review and approval, if required, and pay all applicable review and inspection fees prior to any and all construction work performed, if applicable, pursuant to the rights granted under this License. The proposed locations of NeoReach's initial Equipment shall be as indicated on Exhibit B to this Agreement, and which shall be incorporated herein by this reference. In the event that NeoReach plans to expand its Equipment locations beyond the locations identified on Exhibit B, NeoReach shall submit and seek approval of plans indicating the additional Municipal Facilities that will be used. Approval of Equipment on additional Municipal Facilities shall be subject to approval by the Public Works Manager or his designee, provided that approval shall not be unreasonably withheld or delayed. NeoReach shall keep accurate records of the location of all Equipment located on Municipal Facilities or in public rights-of-way or public utility easements, and shall furnish such records to the City upon request.

2.2 Damage to City Property. If NeoReach damages or disturbs the surface or subsurface of any public right-of-way, easement or adjoining public property or any Municipal Facility, or public improvement, NeoReach shall promptly, at its own expense, and in a manner acceptable to the City, repair the damage or disturbance.

2.3. Public Emergency. In the event of a public emergency, the City shall have the right, upon reasonable notice to NeoReach, to sever, disrupt, or detach any Equipment of NeoReach. The City shall, where reasonable, work with NeoReach in responding to the emergency. A public emergency shall be any condition that poses an immediate threat to the safety or welfare of the citizens of the City.

2.4. Relocation. NeoReach shall bear the entire cost of timely relocating its Equipment that is located within public rights-of-way and easements, or on other City-owned property, the relocation of which is necessitated by the construction of public improvements by or on behalf of the City. If NeoReach is required to relocate its Equipment due to the construction of a public improvement, the City shall provide NeoReach with written notice, at least one hundred twenty (120) days before any required action of NeoReach, to relocate the affected Equipment, and shall cooperate with NeoReach to identify a replacement and alternative Municipal Facility, public right-of-way or easement for the relocation of the affected Equipment. Within one hundred twenty (120) days after service of notice by the City, NeoReach shall remove the designated Equipment, and, if requested, restore the Municipal Facilities or City-owned property to a condition comparable to the condition existing before the presence of the removed Equipment. The City will make every reasonable effort to design and construct projects so as to avoid relocation expenses to NeoReach pursuant to this Section. The City will not exercise its right to require NeoReach's Equipment to be relocated in an unreasonable or arbitrary manner.

2.5. No Transfers. The license granted by this Agreement is for NeoReach only and any transfer of control of the WiFi network to any third party who is not also licensed or otherwise authorized by the City is prohibited without obtaining an amendment to this Agreement, except for transfers permitted by Section 7.

2.6. Bond. NeoReach shall post a performance security in a form acceptable to the City Manager in the sum of Fifty Thousand Dollars ($50,000.00), as security for the faithful performance by NeoReach of all the provisions of this Agreement. This performance security shall remain in effect during the period of installation of the Equipment as indicated on Exhibit C. NeoReach may cancel the performance security one year after the completion of installation of the Equipment if no outstanding claims against NeoReach resulting from the installation exist, and the NeoReach has met the requirements of Exhibits A and B. City may draw upon the performance security if, after giving NeoReach thirty (30) days written notice and an opportunity to cure, NeoReach fails to cure any default under this Agreement. Within thirty (30) days after written notice to NeoReach that any amount has been withdrawn from the performance security, NeoReach shall restore the performance security to its initial amount.

2.7. Indemnification.

2.7.1 Negligent Acts or Omissions. To the fullest extent permitted by law, NeoReach shall defend, indemnify and hold harmless the City, its agents, officer, officials, and employees from and against all claims, damages, losses and expenses (including but not limited to attorney's fees, court costs, and the costs of appellate proceedings), arising out of, or alleged to have resulted from, the negligent acts or omissions of the NeoReach, or of NeoReach's agents or employees, for whose negligent acts or omissions the NeoReach may be legally liable, in connection with the subject matter of this Agreement. NeoReach's duty to hold harmless and indemnify the City, its agents, officers, officials and employees shall arise in connection with any claim for damage, loss or expenses that is attributable to bodily injury, sickness, disease, death, or injury to, impairment, or destruction of any person or property, including loss of use resulting therefrom, caused by any negligent acts or omissions by NeoReach, or by any agent or employee of NeoReach, for whose negligent acts or omissions NeoReach may be legally liable. The amount and type of insurance coverage requirement set forth in this Agreement will in no way be construed as limiting the scope of indemnity in this paragraph.

2.7.2 Patent or Copyright Infringement. The NeoReach agrees to defend, hold harmless and fully indemnify the City and any of its officers and employees from any and all damages, costs, or expenses in law or equity, that may at any time arise out of or be set up for any infringement of the patent right, copyright, or trademark of any person or persons in consequences of use by the City, or by any of its officers, agents or employees, of the WiFi Services provided by NeoReach, and of which the NeoReach is not a patentee or assignee or lawfully entitled to provide the same.

2.7.3 License and Royalty Fees. NeoReach agrees to defend, indemnify and hold harmless the City from any and all third party imposed license, royalty and proprietary fees or costs, including legal costs, which may arise out of City's receipt and use of the WiFi Services provided by NeoReach.

2.7.4 Nature of Indemnity Agreement. It is expressly agreed by NeoReach that the covenants set forth in Section 2.7 are irrevocable and perpetual.

2.8 Privilege Limitations. Any privilege claimed under this License by the NeoReach in any public street or other public property shall be subordinate to any prior or subsequent occupancy or use by the City or any other governmental entity, and shall be subordinate to any prior lawful occupancy or use by any other person, and shall be subordinate to any prior easements; provided, however, that

nothing in this License shall extinguish or otherwisé interfere with property rights established independently of this License.

2.9. Local Agent. NeoReach shall maintain a local agent within Maricopa County who is familiar with NeoReach's WiFi network and who is responsible for satisfying the information and service needs of the City and other rights-of-way users.

2.10 Most Favored Nation. If, after this License is granted to NeoReach, NeoReach enters into a license agreement with another municipality within Maricopa County, Arizona that grants to the other municipality rights or financial benefits that, given the relative populations of the City and the other municipality, are greater than those provided by this License to the City as reasonably determined by the City, the City shall have the right to amend this License to include rights, obligations and benefits substantially similar to those contained in such other license agreement.

2.11 Applicable Laws. All Equipment installed, operated and maintained by or on behalf of NeoReach shall be done so in accordance with the City of Tempe Code, including the City of Tempe Zoning Ordinance, with respect to any applicable provisions regulating wireless communications facilities as the same now exist or may be amended or may be adopted. NeoReach shall obtain any required approval of the Equipment, or any modifications or changes thereto, as may be required from the Arizona Corporations Commission or appropriate agencies or other governmental bodies, and secure any required assessment of the impact the equipment may have upon the environment.

If it is necessary for NeoReach to comply with any law or regulation of the Federal Communications Commission or the Arizona Corporations Commission to engage in business activities associated with use of the public highways and public rights-of way to provide the services herein, NeoReach shall comply with such laws or regulations as a condition precedent to exercising any rights granted by this Agreement. Provided, however, no such law or regulation of the Federal Communications Commission or the Arizona Corporations Commission shall enlarge or modify any of the rights or duties granted by this Agreement without a written modification to this Agreement.

2.12. Non interference.

2.12.1 NeoReach shall ensure that the Equipment will not cause radio frequency interference with the reception or broadcasting of existing wireless communication facilities devices, cable television, community antennae televisions systems, satellite broadcast television systems, or to City traffic or other communications signal equipment. The term "radio frequency interference" is defined as any degradation in the ability to receive an intended signal. Notwithstanding the foregoing, NeoReach shall not have caused "radio frequency interference" if it is operating in compliance with FCC rules and regulations.

2.12.2. Except as permitted by applicable laws or this Agreement, NeoReach shall not interfere in any manner with the existing uses of public rights-of-way, including the existence and operation of any and all public and private rights-of-way, sanitary sewers, water mains, storm drains, gas mains, poles, aerial and underground electric and telephone wires, electroliers, cable television, and other telecommunications, utility, and municipal property without the express written approval of the owner or owners of the affected property or properties.

2.12.3 The term "interference" under this section is defined as physical interference and radio frequency interference. Physical interference is where the Equipment causes reduced use of others' prior mounted equipment, or where the Equipment causes an obstruction in a pre-existing and necessary line-of-sign path. It is understood and agreed by the parties hereto that

the determination of "interference" shall be reasonably made by the City and not any third party and shall be peculiar to City services.

SECTION 3. Plan Approval, Permits and Inspection.

3.1. Plan Approval and Permits. Before the placement of any Equipment within public rights-of-way or easements or on City-owned Property, plans showing the proposed location of such Equipment in relation to the location of other known adjacent conduit and facilities shall be submitted to the City Engineering Department for its review and approval. These plans shall be prepared and submitted in accordance with the Tempe Procedure Manual for securing a permit for utility construction in the public right-of-way and easements. A right-of-way permit shall be obtained prior to the placement of any such Equipment, and proof of insurance shall be provided as reasonably required by the City. The fee for the right-of-way permit shall be in addition to the costs of any other permit, license, or other documents required by existing applicable federal, state or local laws. The City will inspect all placement of Equipment, including any trenching, backfilling, and other related items, and NeoReach shall reimburse the City its actual, reasonable and documented inspection costs. Any contractors working in the right-of-way shall hold all applicable licenses including, but not limited to, a Class A contractor's license if applicable.

3.2. Electronic Mapping. NeoReach shall be responsible for maintaining accurate and current records of the location of all Equipment and shall furnish this information upon request to the City in an electronic mapping format compatible with the current City electronic mapping format. If complete updates are not provided in a compatible format, NeoReach shall pay the actual, reasonable costs the City incurs each month in updating the City's electronic mapping format due to location or relocation of NeoReach's Equipment in the public rights-of-way.

SECTION 4. Annual Fee, Rental Fee and Other Charges.

4.1. In-Kind Payment of Free Internet Access Service. In consideration for the use of Municipal Facilities and other City-owned Property, NeoReach shall provide:

(A) free unlimited wireless Internet access for all Users within the City of Tempe to the City of Tempe (www.tempe.gov) and Arizona State University (ASU) (www.asu.edu) domains only;

(B) free unrestricted (port 80, 443 and Virtual Private Network connectivity ("VPN")) Internet access service to all websites for all City of Tempe employees (2000 accounts within the City of Tempe). It is understood by the City that each MAC address shall constitute one account; and that the 2000 accounts are measured as concurrent logins. The City will have the ability to add or change MAC addresses for network users as long as the total number of addresses do not exceed 2000 at any given time.

(C) free unrestricted (port 80, 443 and Virtual Private Network connectivity ("VPN")) Internet access service to all websites for all ASU employees (1000 accounts within the City of Tempe). It is understood by the City that each MAC address shall constitute one account; and that the 1000 accounts are measured as concurrent logins. ASU will have the ability to add or change MAC addresses for network users as long as the total number of addresses do not exceed 1000 at any given time. The ASU accounts will be governed by a separate agreement between NeoReach and ASU.

D) free limited (2 hours per day), unrestricted Internet access (port 80, 443 and VPN) to all users in the downtown Tempe area. "Downtown Tempe" is defined as the area bounded by University Drive (south), College Avenue (east), Tempe Town Lake (north), and Ash Avenue (west).

4.2. Rental Fee. If the NeoReach cancels this Agreement or the Agreement is not renewed so as to continue to allow free access as set forth in Section 4.1 above, NeoReach shall be required, commencing within ninety (90) days of such occurrence to pay rental fees in the amount of four hundred and fifty dollars ($ 450.00) per antenna mount per month for use of the Municipal Facilities and City-owned Property, as well as the utility costs associated with the supply of any electrical or other power to the Equipment. Should NeoReach fail to pay any such rental fees, access to the Municipal Facilities and City-owned Property may be promptly revoked by written notice to NeoReach, in which event NeoReach will need to remove its equipment from any City-owned Property and/or any public rights-of-way within one hundred twenty (120) days of such notice, or abandon in place at the discretion of the City Engineer.

4.3. Electricity Charges. NeoReach shall be solely responsible for providing and paying for electricity to any stand-alone Equipment that does not draw electricity from Municipal Facilities pursuant to Section 1.4 of this Agreement.

4.4 Taxes. NeoReach shall pay any applicable City, county, and state transaction privilege and use taxes. In the event no rental payments are made by NeoReach, these taxes shall not apply. In the event they do apply, the applicable tax rate would apply (currently the transaction privilege tax is 2.3% for the commercial lease of property , which means that $ 10.35 in taxes is owed for every $ 450.00 in rent due)

SECTION 5. Insurance Requirements.

5.1. Minimum Limits of Insurance. NeoReach shall at all times during the term hereof, at its own cost and expense, carry and maintain, for the mutual benefit of the City and NeoReach, general public liability insurance against claims for bodily injury, death or property damage occurring on or about NeoReach's Equipment, which insurance shall cover claims as may be occasioned by the act, omission or negligence of NeoReach or its officers, agents, representatives, employees or servants during all times that this License is in effect. Insurance limits are inclusive of umbrella coverage. NeoReach shall maintain limits no less than those stated herein for each type of insurance.

5.1.1. Commercial General Liability.

Commercial General Liability insurance limit of not less than $1,000,000 for each occurrence, with a $5,000,000 General Aggregate limit. The general aggregate limit shall apply separately to the WiFi network described in this License Agreement, or the general aggregate shall be twice the required per claim limit. The policy shall be primary and include coverage for bodily injury, property damage, personal injury, products, completed operations, and blanket contractual covering, but not limited to the liability assumed under the indemnification provisions of this License Agreement which coverage will be at least as broad as Insurance Service Officer policy form CG2010 11/85 edition or any replacement thereof.

In the event the general liability policy is written on a "claims made" basis, coverage shall extend for the duration of the License Agreement, including any renewal periods, and for two years past the expiration of the License Agreement as evidenced by annual Certificates of Insurance.

Such policy shall contain a "severability of interests" provision.

5.1.2 Automobile Liability.

Commercial Business Automobile Liability insurance with a combined single limit for bodily injury and property damages of not less than $1,000,000 per accident regarding any owned, hired, and non-owned vehicles assigned to or used in performance of the NeoReach's services. Coverage will be at least as broad as coverage Code 1 any auto.

5.1.3 Worker's Compensation.

The NeoReach shall carry Worker's Compensation insurance to cover any applicable obligations imposed by federal and state statutes having jurisdiction of NeoReach's employees; and Employer's Liability insurance of not less than $100,000 for each accident, $100,000 disease for each employee and $500,000 disease policy limit.

In the event independent contractors are hired by NeoReach, NeoReach will require the the independent contractor to carry Worker's Compensation and Employer's Liability coverage consistent with this subsection 5.1.3.

5.1.4 Deductibles and Self-Insured Retentions.

Any deductibles or self-insured retentions must be declared and approved by the City. At the option of the City, either the insurer shall reduce deductibles or self-insured retentions to a reasonable level as respects the City, its officials, employees, or NeoReach shall procure a bond guaranteeing payment of losses and related investigations, claims administration, and defense expenses.

5.2. Insurance Provisions. The policies are to contain, or be endorsed to contain, the following provisions:

5.2.1. Commercial General Liability and Automobile Liability Coverages.

a. The City, its officials, employees, and volunteers are to be covered as additional insureds as respects: liability arising out of activities performed by or on behalf of NeoReach, including the insured's general supervision of the NeoReach; products and completed operations of the NeoReach; premises owned, occupied or used by NeoReach, or automobiles owned, leased, hired or borrowed by NeoReach. The coverage shall contain no special limitations on the scope of protection afforded to the City, its officials, employees, or volunteers.

b. NeoReach's insurance coverage shall be primary as respects the City, its officials, employees, and volunteers. Any insurance or self-insurance maintained by the City, its officials, employees, or volunteers shall be in excess of the NeoReach's insurance and shall not contribute to it.

c. Any failure to comply with reporting provisions of the policies shall not affect coverage provided to the City, its officials, employees, or volunteers.

d. Coverage shall state that NeoReach's insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurer's liability.

5.2.2. Worker's Compensation and Employer's Liability Coverage. The insurer shall agree to waive all rights of subrogation against the City, its officials, employees and volunteers for losses arising from work performed by the NeoReach for the City.

5.2.3. All Coverages. Each insurance policy required by this License shall be endorsed to state that the coverage shall not be suspended, voided, and/or cancelled by either party, or reduced in coverage or in limits, except after thirty (30) days prior written notice by certified mail, return receipt requested, has been given to the City's Risk Manager. (See address for Risk Manager under "Questions" in this Section.)

5.3. Insurance Related Requirements: NeoReach shall:

5.3.1. Before the commencement of any work or services under the License, NeoReach shall furnish the City with certificates of insurance. The certificates shall be in form and with insurers acceptable to the City's Risk Manager (or designee). The insurance certificates shall clearly evidence all insurance required in this License and provide that the insurance shall not be cancelled, allowed to expire or be materially reduced in coverage except on 30 days prior written notice to the City.

5.3.2. Provide certified copies of endorsements and policies if requested by the City in lieu of or in addition to certificates of insurance.

5.3.3. Replace certificates, policies, and endorsements for any insurance expiring before the completion of services.

5.3.4. Maintain insurance from effective date of this Agreement until its expiration, cancellation or termination, as further described in subsection 5.3.6.

5.3.5. Place insurance with insurers and agents licensed and authorized to do business in Arizona and having a Best's rating of no less than A-, XIII.

5.3.6. Maintain insurance coverage continuously throughout the term of this License. If the required insurance is provided under a claims-made policy extending coverage to events occurring during the License term but giving rise to claims made after expiration of the License, the coverage shall be maintained without lapse for a period of two years beyond the expiration, cancellation or termination of this License.

5.4. SubNeoReach. NeoReach shall include all independent contractors under its policies or shall furnish separate certificates and endorsements for each independent contractor. All coverages for independent contractors shall be subject to all the requirements stated herein for NeoReach.

5.5. Safety. NeoReach or NeoReach's independent contractors shall be solely and completely responsible for the conditions of any job site where Equipment is being placed, including safety of all persons (including employees) and property during performance of the work. This requirement shall apply continuously and not be limited to normal working hours. Safety provisions shall conform to all applicable federal (including OSHA), state, county, and local laws, ordinances, codes, and regulations. Where any of these are in conflict, the more stringent requirement shall be followed. NeoReach's failure to thoroughly familiarize itself with the aforementioned safety provisions shall not relieve NeoReach from compliance with these provisions.

5.6. Questions. Any questions relative to insurance requirements may be referred to Risk Manager, City of Tempe, 20 East Sixth Street, Tempe, AZ 85281, (602) 350-2975.

SECTION 6. Term of license; Cancellation; Termination; Removal or Abandonment at Expiration.

6.1 Term. The license granted by this Agreement shall continue and exist for a period of five (5) years from the effective date hereof unless sooner cancelled or terminated as provided in this section.

6.2. NeoReach's Cancellation. NeoReach may cancel this Agreement before the date of expiration by providing the City with ninety (90) days express written notice of cancellation. Such cancellation shall not be effective until NeoReach has removed all equipment from each Municipal Facility subject to this Agreement, and otherwise complied with all provisions of this Agreement.

6.3 City's Cancellation. The City may revoke, alter, suspend, or cancel the Agreement before its date of expiration. The City may invoke this paragraph only if one of the following defaults has occurred and NeoReach has been notified in writing of such default and given appropriate time to cure such default:

6.3.1. NeoReach has failed to comply with any material provisions of this Agreement or has, by act or omission, violated any material term or condition of the Agreement;

6.3.2. NeoReach has failed to comply with any lawful rule or regulation validly adopted by the City Council that is material to compliance with this Agreement;

6.3.3. NeoReach has failed to maintain its Equipment in the streets and public ways under the standard prescribed by the City for safety, operation, maintenance, and general work in the streets and public ways according to City requirements and codes; or

6.3.4. NeoReach sells, leases, assigns or transfers its rights under this Agreement without prior consent of the City when such consent is required by this Agreement.

6.4 Renewal. Provided that NeoReach is not in material breach of this Agreement, this license may be renewed for two (2) supplemental periods of five (5) years each on the same terms and conditions or upon mutually agreed upon new terms and conditions. Upon each renewal term, the number of user accounts provided to the City under Section 4.1(B) shall be increased by 500 accounts, and the bandwidth provided to those accounts shall be equal to the bandwidth provided to retail nomadic subscribers as detailed in Exhibit A.

6.5 Abandonment. If NeoReach abandons the WiFi network described in this Agreement for a period of three (3) months or more, the Equipment and associated software required to operate the Wi-Fi network within the City's right-of-way shall convert to City ownership.

SECTION 7. Non assignment/Assumption.

7.1 The license and other rights granted by this Agreement shall not be assigned or assumed without the prior express written consent of the City, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the transfer of the rights and obligations of NeoReach hereunder to a parent, subsidiary, or affiliate of NeoReach shall not be deemed an assignment or transfer for the purposes of this Agreement.

7.2 Receivership and Foreclosure

(A) At the option of the City, subject to applicable law, this License Agreement may be revoked one hundred twenty (120) days after the appointment of a receiver or trustee to take over and conduct the business of NeoReach whether in a receivership, reorganization, bankruptcy or other similar action or proceeding, unless:

(1) The receivership or trusteeship is vacated within one hundred twenty (120) days of appointment; or

(2) The receiver or trustee has, within one hundred twenty (120) days after election or appointment, fully complied with all the terms and provisions of this License Agreement, and has remedied all defaults under the License Agreement. Additionally, the receiver or trustee shall have executed an agreement duly approved by the court having jurisdiction, by which the receiver or trustee assumes and agrees to be bound by each and every term, provision and limitation of this License Agreement.

(B) If there is a foreclosure or other involuntary sale of the whole or any part of the property and equipment of the NeoReach, the City may serve notice of revocation on the NeoReach and to the purchaser at the sale, and the rights and privileges of the NeoReach under this License Agreement shall be revoked thirty (30) days after service of such notice, unless:

(1) The City has approved the transfer of the license granted by this License Agreement, in accordance with the procedures set forth in this License Agreement and as provided by law; and

(2) The purchaser has covenanted and agreed with the City to assume and be bound by all of the terms and conditions of this License Agreement.

SECTION 8. Nonexclusive License.

The License is not exclusive, and shall not be construed to prevent the City from granting other like or similar licenses, grants or privileges to any other person, firm or corporation, or to deny to or lessen the powers and privileges granted the City under the Constitution and laws of the State of Arizona provided that such other licenses do not affect NeoReach's ability to provide WiFi Services.

SECTION 9. Records.

The City may inspect NeoReach's books and records at any time during regular business hours upon thirty (30) days' prior written notice to the extent necessary to confirm NeoReach's compliance with the requirements of this Agreement.

SECTION 10. Partial Invalidity.

If any section, paragraph, subdivision, clause, phrase or provision of this Agreement shall be adjudged invalid or unconstitutional, the same shall not affect the validity of this Agreement as a whole or any part of the provisions of this Agreement other than the part adjudged to be invalid or unconstitutional.

SECTION 11. Acceptance of License Terms and Conditions.

This Agreement shall not become effective until this Agreement has been signed by all parties and filed with the City Clerk. By executing this Agreement, NeoReach covenants and agrees to perform and be bound by each and all of the terms and conditions imposed by the Charter and Code of the City and this Agreement. Acceptance by NeoReach must occur within one hundred and eighty (180) days of the enactment of this Agreement by ordinance or else the Agreement is void.

SECTION 12. Notices.

All notices which shall or may be given pursuant to this Agreement shall be in writing and transmitted by certified mail, return receipt requested, or by means of private delivery systems, or by facsimile transmission if a hard copy of the same is followed by delivery by certified mail, return receipt requested, or by private delivery systems, and shall be addressed as follows:

If to the City: City of Tempe
City Manager
P.O. Box 5002
31 East Fifth Street
Tempe, AZ 85280

If to NeoReach: NeoReach, Inc.
6701 Democracy Blvd., Suite 300
Bethesda, MD 20817
Attn: Chief Executive Officer

With copy to: Geoffrey B. Amend, Esq.
309 S. Laura, Suite 210
Wichita, KS 67211

All notices shall be deemed given three (3) days after deposit in the mail, or on the date received in the case of overnight courier. Either party may from time to time designate any other address for this purpose by written notice to the other party given in the manner set forth in this Section.

THIS AGREEMENT IS EXECUTED THIS _____ day of August, 2005.

CITY OF TEMPE

MAYOR

ATTEST:

City Clerk

APPROVED AS TO FORM:

City Attorney

NEOREACH, INC.

By: ______________________
Bruce Sanguinetti, Chief Executive Officer

Exhibit A – Customer and Continuity of Service Standards
Exhibit B – WiFi Network Installation Areas and Update Form
Exhibit C – WiFi Network Projected Installlation Schedule
Exhibit D – WAZMetro User Agreement Policy
Exhibit E – Fee Schedule